Exhibit 3

WORTHPOINT CORPORATION

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

December ___, 2010

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Section 4.6	Amendments and Waivers	20
Section 4.7	Additional Parties	20
Section 4.8	Severability	21
Section 4.9	Aggregation of Stock	21
Section 4.10	Entire Agreement	21
Section 4.11	Attorneys’ Fees	21
Section 4.12	Joint Product	21
Section 4.13	Specific Performance	21

Schedule A	Schedule of Investors
Schedule B	Schedule of Founders

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THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of December ___, 2010 by and among (i) WorthPoint Corporation, a Delaware corporation (the “Company”), (ii) the holders of the Company’s Series A Preferred Stock and Series B Preferred Stock listed on Schedule A hereto, (iii) the persons purchasing the Company’s Series C Preferred Stock; (iv) certain holders of the Company’s Common Stock listed on Schedule B hereto (each, a “Founder”) and collectively, the “Founders”), (v) certain Lending Institutions (as defined herein) that may become a party hereto from time to time, and (v) such other persons who shall execute a copy of this Agreement and become a party hereto pursuant to the provisions hereof.

RECITALS:

WHEREAS, the Company and the holders of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) and Series B Preferred Stock (the “Series B Preferred Stock”) are parties to the Second Amended and Restated Investors’ Rights Agreement dated October 28, 2008 (the “Rights Agreement”); and

WHEREAS, the Company and the persons purchasing Series C Preferred Stock are parties to a Series C Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company has agreed to sell and the purchasers have agreed to purchase shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”);

WHEREAS, the holders of Series A Preferred Stock and Series B Preferred Stock, in order to facilitate the sale of the Series C Preferred Stock and such other series of the Company’s preferred stock as may be sold hereafter, have agreed to amend the Rights Agreement; and

WHEREAS, in order to induce such persons to invest in the Company’s Series C Preferred Stock pursuant to the Purchase Agreement, the parties hereto hereby agree that this Agreement shall govern the rights of the Investors and the Founders to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
Registration Rights

The Company covenants and agrees as follows:

Section 1.1      Definitions. For purposes of this Article I:

(a)  “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date hereof and as amended from time to time.

(b)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(c)  “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration forms under the Securities Act subsequently adopted by the SEC that permit inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)  “Holder” shall mean any person owning Registrable Securities or any assignee thereof in accordance with Section 1.11.

(e)  “Investor” shall mean the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other person who holds shares of the Company’s Preferred Stock and executes a copy of this Agreement.

(f)  “Lending Institution” shall mean a bank, savings and loan association or other similar lending institution that lends funds to the Company.

(g)   “Preferred Stock” means the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and any other series of the Company’s preferred stock for which rights are granted under this Agreement in connection with the sale and issuance of such series of preferred stock.

(h)  The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i)  “Registrable Securities” shall mean (i) shares of the Common Stock of the Company now held or hereafter acquired by the Investors (including shares of Common Stock issued or issuable upon conversion, exercise and/or exchange of any other securities held by an Investor); and (ii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above; excluding in all cases, however, (a) any securities sold by a Holder in a transaction in which his rights under this Article I are not assigned, (b) any securities sold by a person to the public either pursuant to a registration statement or Rule 144 under the Securities Act, and (c) with respect to each Holder, any shares of Common Stock described in clause (i) or (ii) above if all such Common Stock could then be sold pursuant to Rule 144(k) under the Securities Act.

(j)  “Qualified Public Offering” shall mean a firm commitment underwritten public offering of the Company’s Common Stock under the Securities Act with aggregate gross proceeds to the Company of not less than $35,000,000, and at a price per share of not less than five (5) times the Original Series A Purchase Price (subject to adjustments for stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares).

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(k)  “Registrable Securities then outstanding” shall be the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(l)  “SEC” shall mean the Securities and Exchange Commission.

(m)  “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 1.2      Request for Registration.

(a)  At any time after the later of (i) March 31, 2012 or (ii) six (6) months after the effective date of the first registration statement for a firm commitment underwritten public offering of the Company’s Common Stock, the Investors holding at least a majority of the shares of Registrable Securities issued or issuable upon conversion of the Preferred Stock may request that the Company effect a registration under the Securities Act of all or any part of their Registrable Securities (each, a “Demand Registration”), subject to the terms and conditions of this Agreement. Any request (a “Registration Request”) for a Demand Registration shall specify (A) the approximate number of shares of Registrable Securities requested to be registered and (B) the intended method of distribution of such shares. Within five (5) days of the receipt of the Registration Request, the Company will give written notice of such requested registration to all other Holders. Such Holders shall have the right, by written notice given to the Company within twenty (20) days after the Company sends such notice, to elect to have included in such registration that number of their Registrable Securities as such Holders request in such notice of election, subject to underwriter cut-backs as provided in this Agreement. The Company shall, as expeditiously as possible, use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been requested to so register.

(i)  The Company shall not be required to effect more than two (2) Demand Registrations that have been declared or ordered effective and shall have the deferral rights set forth in Subsection (c) below.

(ii)  The Company shall not be required to effect a Demand Registration unless at least 20% of the then outstanding Registrable Securities shall be included in such registration (with a minimum aggregate offering price to the public of $10,000,000).

(iii)  Without the prior written consent of the holders of a majority of the shares of Registrable Securities held by the Investors included in such registration, the Company will not include in any Demand Registration any securities other than (a) Registrable Securities, (b) shares of stock pursuant to Section 1.3 hereof, and (c) securities to be registered for offering and sale on behalf of the Company. If the managing underwriter(s) advise the Company in writing that in their opinion the number of shares of Registrable Securities and, if permitted hereunder, other securities in such offering, exceeds the number of shares of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the shares of Registrable Securities held by Investors initially requesting registration, the Company will include in such registration, prior to the inclusion of any securities which are not shares of Registrable Securities, the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, subject to the following order of priority: (A) first, the securities requested to be included therein by the Investors, pro rata among the holders thereof on the basis of the number of shares of Registrable Securities such holders requested to be included in such registration; and (B) second, the securities requested to be included therein by the Company.

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(b)  If the Investors initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their Registration Request, and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be approved by a majority in interest of the Holders of the Preferred Stock, which approval shall not be unreasonably withheld or delayed; provided that if the managing underwriter or underwriters shall be the firm or firms that managed the Company’s most recently completed underwritten public offering of Common Stock, such firm or firms shall be deemed acceptable unless a majority in interest of the Holders of the Preferred Stock shall object to such firm or firms for reasons related to the ability of such firm or firms to effectively manage the offering. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(c)  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the President of the Company stating that either (i) the Company is engaged or has plans to engage in a registered public offering or (ii) in the reasonable, good faith judgment of the Board of Directors of the Company (the “Board of Directors”) it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)  In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)  after the Company has effected two (2) Demand Registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; or

(ii)  if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.11 below.

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Section 1.3      Company Registration.

(a)  If, but without any obligation to do so, the Company proposes to register (including for this purpose a registration initiated by the Company for itself or for the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to employee benefit plans, or a registration relating solely to a SEC Rule 145 transaction, or a registration on any registration form which does not permit secondary sales) the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)  If a registration subject to subsection (a) relates to an underwritten public offering of equity securities and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Holders initially requesting such registration, the Company will include in such registration (i) first, the securities requested to be included therein by the Company if the Company has initiated the registration; and (ii) second, the Registrable Securities requested to be included in such registration by Investors, allocated pro rata among the holders thereof on the basis of the number of shares of Registrable Securities such holder requested to be included in such registration; and (iii) third, among persons not contractually entitled to registration rights under this Agreement. Notwithstanding the foregoing, the amount of securities of the Investors included in the offering shall not be reduced below thirty percent (30%) of the total amount of securities included in such offering. Notwithstanding the preceding sentence, in the event of an initial public offering by the Company, the number of selling Holders included in the offering may be reduced to zero (as long as no other selling stockholders are permitted to participate in such offering). In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters).

Section 1.4      Obligations of the Company. Whenever required under this Article I to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

(a)  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as soon as possible, and keep such registration statement effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder agrees to refrain from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

(b)  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) with respect to the disposition of all securities covered by such registration statement.

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(c)  Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and any amendments or supplements thereto, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will as expeditiously as reasonably possible amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)  Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities not later than the effective date of such registration.

(i)  Furnish, at the request of the Holders of at least a majority of the Registrable Securities participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in connection with an underwritten public offering, addressed to the underwriters, if any, and the Holders requesting registration of Registrable Securities.

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(j)  Make available for inspection by the Holders participating in such underwriting, any managing underwriter participating in any disposition pursuant to the registration statement with respect to such Registrable Securities, and any attorney, accountant or other agent retained by any such underwriter or selected by such participating Holders, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent auditors to supply all information reasonably requested by any such participating Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

Section 1.5      Furnish Information. Each selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as the Company may reasonably request in writing and as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.11 if, due to the operation of Section 1.5, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.11(b)(2), whichever is applicable.

Section 1.6      Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Article I, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders for each registration shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn on the written request of the Holders of a majority of the Registrable Securities to be registered unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, if the withdrawal results from information concerning the condition, business or prospects of the Company not known to the Holders at the time of the request, then the Holders shall not be required to pay any of such expenses and shall retain their full rights pursuant to Section 1.2.

Section 1.7      Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders, but excluding underwriting discounts and commissions relating to Registrable Securities.

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Section 1.8      Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article I.

Section 1.9      Indemnification. In the event any Registrable Securities are included in a registration statement under this Article I:

(a)  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by any such Holder, underwriter or controlling person expressly for use in connection with such registration.

(b)  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed); provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

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(c)  Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, if, and solely to the extent that, such failure materially prejudices the ability of the indemnifying party to defend such action; provided that the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)  If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the Violations that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution under this subsection 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control as to any Investor that is a party thereto.

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(f)  The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article I, and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each other indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 1.10      Reports Under Securities Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)  make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)  take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)  file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request from such Holder (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Section 1.11      Form S-3 Registrations. In case the Company shall receive a written request from any Holder or Holders of Registrable Securities that the Company effect a registration on Form S-3, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)  as promptly as practicable, but in any event within five (5) days of the receipt of such request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

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(b)  use its best efforts to, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such Form S-3, propose to sell Registrable Securities at an aggregate price to the public (net of underwriting discounts and commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the reasonable, good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than thirty (30) days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, in the twelve (12) month period preceding the date of such request, already effected two registrations pursuant to this Section 1.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 1.11, including, without limitation, all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

(d)  The Company shall not be required to effect a Demand Registration on Form S-3 unless at least 10% of the then outstanding Registrable Securities shall be included in such registration (with a minimum aggregate offering price to the public of $1,000,000).

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(e)  If the Holders initiating a registration pursuant to this Section 1.11 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.11 and the Company shall include such information in the written notice referred to in subsection 1.11(a). The underwriter will be selected by the Company and shall be approved by a majority in interest of the Holders of the Preferred Stock, which approval shall not be unreasonably withheld or delayed. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.11, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated (i) first, among all Investors requesting registration hereunder, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company which the Investors are requesting to be included in such registration, and (ii) second, to the Company and any other persons entitled to inclusion in such registration; provided, however, that the number of shares of Registrable Securities to be included by the Holders in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

Section 1.12      Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article I may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, member, partner, limited partner, retired partner, grantor or shareholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder or a family member of such Holder, or (iii) who, after such assignment or transfer, holds at least ten percent (10%) of the total number of shares of Preferred Stock and Common Stock issuable upon the conversion of Preferred Stock then held by the transferor of such Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations with respect to such shares); provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including (without limitation) the provisions of Section 1.13 below, including the execution of an Adoption Agreement in the form attached hereto as Exhibit A; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership and the provisions of Section 4.8 below shall be applicable; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Article I.

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Section 1.13      “Market Stand-Off” Agreement. Each Holder hereby agrees that, during the period of up to one hundred eighty (180) days following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Securities Act it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that, with respect to the Investors, all executive officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Section 1.14      Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holder(s) of at least a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company (a) giving such holder or prospective holder any registration rights, unless the terms of such registration rights are not more favorable than the registration rights granted to the Holders under Section 1.3 of this Agreement or (b) that would grant such holder or prospective holder rights to demand the registration of shares of the Company’s capital stock.

Section 1.15      Termination of Registration Rights. The registration obligations of the Company pursuant to this Article I shall terminate with respect to any Holder on the earlier of (i) the time at which such Holder (together with its Affiliates, partners, members and former partners and former members) holds less than 1% of the Company’s outstanding stock or is, able to sell under Rule 144(k) all of the remaining Registrable Securities issued or issuable to such Holder, or (ii) the date on which a Liquidation Event occurs.

ARTICLE II
Covenants of the Company

Section 2.1      Delivery of Financial Statements. The Company shall deliver to each Investor holding at least 5% of the issued and outstanding capital stock of the Company as of the date hereof (each, a “Major Investor”):

(a)  as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and a consolidated statement of stockholders’ equity as of the end of such year, and a consolidated statement of operations and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by a regionally recognized independent public accounting firm selected by the Company;

(b)  as soon as practicable, but in any event within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, and unaudited consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such quarter prepared in accordance with GAAP, all in reasonable detail with comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the corresponding period of the previous year;

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(c)  as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited consolidated balance sheet of the Company for, and as of, the end of such month, an unaudited consolidated statement of operations and a consolidated statement of cash flows, prepared in accordance with GAAP, in reasonable detail with comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the corresponding period of the previous year, and an updated capitalization table as of the date of such statements;

(d)  as soon as practicable, but in any event within thirty (30) days prior to the beginning of each fiscal year, a copy of the Company’s budget and annual operating plan for such fiscal year;

(e)  such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (e) to provide information which it reasonably considers to be a trade secret or similar confidential information; and

(f)  together with the financial statements called for in subsections (b) and (c) above, a certificate executed by the Chief Financial Officer of the Company that such financial statements were prepared in accordance with GAAP (with the exception of footnotes that may be required by GAAP) applied on a consistent basis with prior periods and fairly represent the financial condition of the Company as of the date they were prepared and the results of operations of the Company for the period indicated, subject to year-end audit adjustments.

Section 2.2      Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and during normal business hours as may be requested by such Major Investor. Any Major Investor exercising its rights of inspection hereunder agrees to maintain the confidentiality of all confidential information of the Company disclosed to it. Any Major Investor exercising its rights of inspection hereunder agrees that it will not disclose any confidential information of the Company to any third party, will not remove such confidential information from the Company’s premises, and will not use the confidential information for any purpose other than for the purposes of inspection hereunder.

Section 2.3      Proprietary Information Agreement. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information agreement in the form approved by the Investors’ counsel. The Company will cause each consultant now or hereafter engaged by it or any subsidiary with access to confidential information to enter into an agreement containing provisions protecting the confidentiality of the Company’s confidential information and providing for the assignment to the Company of all inventions and intellectual property developed by such consultant pursuant to such engagement. In addition, the Founders and all employees with a title of vice president or above shall entered into agreements which provide that such employee shall be obligated to (a) assign all intellectual property to the Company, (b) not disclose confidential Company information at any time, and (c) to not compete with, solicit or hire employees or customers from the Company for the term of employment plus two years thereafter.

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Section 2.4      Market Stand-Off Agreements. The Company shall cause each current and future stockholder of the Company to enter into a market stand-off agreement substantially the same as Section 1.13.

Section 2.5      Employee and Other Stock Arrangements. Each acquisition of any shares of the Company’s capital stock or any option or right to acquire any shares of the Company’s capital stock by an employee, consultant, officer or director of the Company will be conditioned upon the execution and delivery by the Company and such employee, consultant, officer or director of an agreement substantially in the form approved by the Board of Directors. Unless otherwise determined by the Board of Directors, any such option or right to acquire shares of the Company’s capital stock shall vest at the rate of one-fourth (¼th) of the shares granted after one year from the date of grant and one forty-eighth (1/48th) of the total number of shares granted monthly thereafter. Unless otherwise determined by the Company’s Board of Directors, any stock sold shall be subject to the Company’s right to repurchase such stock at its original purchase price and such stock shall vest on the same schedule as set forth in the preceding sentence.

Section 2.6      Insurance. The Company shall use its best efforts to obtain from financially sound and reputable insurers key executive insurance for the Chief Executive Officer on terms and in amounts reasonably acceptable to the Investors of not less than $2,000,000. The Company shall use commercially reasonable efforts to obtain from financially sound and reputable insurers directors and officers insurance with coverage customary for companies similarly situated to the Company, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors. The Company will use commercially reasonable efforts to maintain the general liability and directors and officers insurance required by this Section 2.6, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors. Such policy shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors.

Section 2.7      Confidentiality and Non-Disclosure.

(a)   Each Investor acknowledges that the information received by it pursuant to this Agreement is confidential and that it will only use such confidential information in its evaluation of the decisions it faces by virtue of being a stockholder of the Company. Each Investor agrees that in any event, it shall not use such confidential information in violation of the Exchange Act. Investor may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in an Investor’s reports to its limited partners. Investor shall be liable to the Company for any violation of this Section 2.7 by any related person.

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(b)   Except as otherwise required by law, the Company may disclose to third parties the identity of an Investor as an investor in or interested party to the Company, but the Company shall not publicly disclose any information concerning such Investor’s ownership amounts or percentages or the terms of any Investor’s investment in the Company, other than to prospective investors (and the Company’s stockholders to the extent necessary or appropriate), prospective acquirors who are under a duty of confidentiality, governmental agencies and the like, without the prior written consent of such Investor, which consent shall be at that Investor’s sole discretion.

Section 2.8      Indemnification Agreements.

(a)  As of the date that any person is first elected or appointed to the Board of Directors, the Company shall enter into an indemnification agreement in substantially the form attached as Exhibit B hereto with such person. The Company shall also enter into indemnification agreements (in a form reasonably acceptable to the Company’s Board of Directors) with the executive officers of the Company on or promptly as possible.

(b)  In the event of a change of control of the Company, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company’s Bylaws, Certificate of Incorporation, or elsewhere, as the case may be, and, unless otherwise affirmatively determined by the Board of Directors, for the purchase of “tail” D&O insurance coverage.

Section 2.9      Termination of Covenants. As set forth below, certain covenants shall terminate upon the earliest to occur of (i) the time on which the sale of securities pursuant to a Qualified Public Offering is consummated, with respect to Sections 2.1, 2.2, and 2.4, (ii) the date at which the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, Sections 2.1, and 2.2 or (iii) upon (A) the closing of any acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity (except that the sale by the Company of shares of its capital stock to investors in bona fide equity financing transactions shall not be deemed an acquisition for this purpose), with respect to Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6, (B) the closing of any sale of all or substantially all of the assets of the Company, including a sale of all or substantially all of the assets of the Company’s subsidiaries, if such assets constitute substantially all of the assets of the Company and such subsidiaries taken as a whole, with respect to Sections 2.3, 2.4, 2.5, and 2.6, or (C) the dissolution of the Company with respect to all such covenants set forth in this Article II.

Section 2.10      Compensation Committee. The Board of Directors of the Company shall establish a Compensation Committee made up of two (2) Directors. The Compensation Committee must approve all stock option plans and grants and all restricted stock plans and grants of restricted stock to employees, Board of Directors members, or other parties. In addition, the Compensation Committee must approve the compensation of all employees at the Vice President level and above, as well as the overall compensation plan for the Company on an annual basis.

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Section 2.11      Audit Committee. The Board of Directors shall establish an Audit Committee made up of two (2) directors. The Audit Committee shall select the Company’s accountants, and shall be consulted on the selection of (or existing relationship with) the Company’s legal counsel.

ARTICLE III
Future Offerings

Section 3.1      Preemptive Right.

(a)  Grant of Preemptive Right. If the Company shall issue any equity securities, options therefor or securities convertible or exercisable for equity securities (each an “Equity Security” and together, “Equity Securities”), each Investor shall be entitled to purchase the Pro-rata Portion (as defined below) of such Equity Securities to be issued; provided, however, that this contractual preemptive right shall not apply to issuances of Equity Securities: (a) upon the conversion of any shares of the Preferred Stock; (b) to officers, directors or employees of, or consultants or other service providers to, the Corporation as compensation pursuant to equity incentive plans approved by the Board of Directors to the extent included in the equity incentive pool immediately prior to the sale of the Series C Preferred Stock and, to the extent the pool is increased after the sale of the Series C Preferred Stock; (c) to banks, savings and loan associations, equipment lessors or other similar financial institutions or lessors in connection with such entities providing commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions to the Corporation approved by the Board of Directors; (d) in connection with permitted business acquisitions, mergers or strategic partnerships approved by the Board of Directors; (e) pursuant to any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes for which appropriate adjustment is made hereunder; (f) pursuant to the issuance of securities upon the exercise of options and convertible securities or rights exercisable to purchase the Corporation’s capital stock that were outstanding as of the date hereof; or (g) pursuant to the issuance of shares as to which the holders of a majority of the outstanding shares of Preferred Stock have waived the application of this Section 3.1(a) in writing. For purposes of this preemptive right, an Investor’s “Pro-rata Portion” will be a fraction, the numerator of which is the number of shares of Common Stock held, or issuable upon conversion of the Preferred Stock held (assuming full conversion and exercise of all outstanding convertible or exercisable securities held by such Investor) by such Investor immediately prior to the issuance of the new securities, and the denominator of which is the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities) immediately prior to the issuance of new securities.

(b)  Over-Allotment Option. Each Investor electing to purchase their full Pro-rata Portion of Equity Securities pursuant to Section 3.1(a) shall also be entitled to purchase (on a pro rata basis according to their relative holdings of Common Stock among each Investor electing to exercise such over-allotment option, assuming full conversion of shares of Preferred Stock and full exercise of all options and warrants then outstanding) Equity Securities that the other Investors decline to purchase.

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(c)  Procedures for Exercise. The price of Equity Securities that each Investor is entitled to purchase under this Article III shall be the same price at which such Equity Securities are offered to others. Each Investor may exercise its preemptive rights under Section 3.1(a) to purchase Equity Securities by paying the purchase price therefor at the principal office of the Company within twenty (20) days after receipt of notice from the Company stating the number or amount of Equity Securities it intends to issue and the price and characteristics thereof, as well as the names of the prospective purchasers, a summary of the terms and conditions upon which the prospective purchasers have offered to purchase such Equity Securities, and with respect to each Investor, such Investor’s Pro-rata Portion of such Equity Securities, and each Investor may exercise any over-allotment option pursuant to Section 3.1(b), with respect to shares which other Investors elect not to purchase, in the same manner provided above within ten (10) days after receiving notice from the Company of such over-allotment shares, which shall be delivered within five (5) days after the expiration of such initial twenty (20) day period. Each Investor shall pay such purchase price in cash, check, cancellation of indebtedness or wire transfer of immediately available funds or any combination of the foregoing. As promptly as practicable on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares or amount, whichever is applicable, of Equity Securities.

(d)  If the Investors purchase less than all of the Equity Securities offered to them pursuant to this Section 3.1, the Company shall be entitled, for a period of 90 days (the “Unrestricted Period”) following the expiration of the twenty-day period described in Section 3.1(c) to sell to the prospective purchasers up to the full amount of the Equity Securities set forth in the Company’s notice to Investors, less the amount of Equity Securities purchased by Investors pursuant to this Section 3.1. Such sale shall be at the price and upon terms and conditions no more favorable to the prospective purchasers than those described in the Company’s notice to Investors. If the Company does not complete the sale of the remaining Equity Securities within the Unrestricted Period, the preemptive rights granted in Section 3.1(a) shall be deemed to be revived and such remaining Equity Securities shall not be offered unless first reoffered to the Investors in accordance herewith.

(e)  Assignability of Preemptive Rights. The preemptive rights pursuant to this Section 3.1 may only be assigned by an Investor to a transferee or assignee to whom or which the rights to cause the Company to register Registrable Securities are transferred or assigned pursuant to Article I hereof.

Section 3.2      Termination of Article III. The covenants set forth in this Article III shall terminate on the date at which the sale of securities pursuant to an underwritten initial public offering of the Company’s Common Stock is consummated.

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ARTICLE IV
Miscellaneous

Section 4.1      Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.2      Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 4.3      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.4      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 4.5      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for each party set forth herein (or at such other address for a party as shall be specified by like notice):

(i)	If to the Company:

WorthPoint Corporation

75 Fifth Street, NW

Suite 212

Atlanta, GA, 30308

Attn: William H. Seippel

Email: will.seippel@worthpoint.com

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with a copy (which shall not constitute notice) to:

McCarthy, Sweeney & Harkaway, P.C.

1825 K Street NW, Suite 700

Washington, DC 20006

Fax: (202) 775-5574

Attn: Susan J. King

Email: sking@mshpc.com

(ii)	If to an Investor, at the addresses set forth below such Investor’s name on Schedule A or his or its signature page hereto.

(iii)	If to the Founders:

At the respective addresses set forth below each Founders name on Schedule B hereto.

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 4.5 if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

Section 4.6      Amendments and Waivers. Any provision in this Agreement to the contrary notwithstanding, modifications or amendments to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall agree thereto and (a) shall obtain consent thereto in writing from persons holding or having the right to acquire in the aggregate a majority of the Registrable Securities then outstanding, and (b) shall deliver copies of such consent in writing to any Holders who did not execute the same; provided, however, that no Holder shall, without its consent, be adversely affected by any such modification, amendment or waiver in any manner in which the other Holders are not likewise adversely affected.

Section 4.7      Additional Parties. Any provision in this Agreement to the contrary notwithstanding, persons purchasing shares of Series C Preferred Stock or other series of Preferred Stock issued hereafter by the Company may be added as to this Agreement as Investors upon the execution by such person and the Company of a Joinder Agreement in the form of Exhibit C hereto.

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Section 4.8      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 4.9      Aggregation of Stock. All shares of Registrable Securities or other Securities of the Company held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the purposes of determining the availability of any rights under this Agreement, the holdings of transferees and assignees of an individual, a partnership or trust who are spouses, ancestors, lineal descendants or siblings of such individual, partners or retired partners of such partnership or partnerships affiliated with such transferring or assigning partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Common Stock by gift, will or intestate succession) or grantors of such trust shall be aggregated together with the individual or partnership, as the case may be, for the purpose of exercising any rights or taking any action under this Agreement.

Section 4.10      Entire Agreement. This Agreement (including the Schedules hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes any and all prior agreements relating to the subject matter hereof.

Section 4.11      Attorneys’ Fees. In the event of any dispute involving the terms hereof, the prevailing party shall be entitled to collect legal fees and expenses from the other party to the dispute.

Section 4.12      Joint Product. This Agreement is the joint product of the Company and the other parties hereto and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Company and the other parties hereto and shall not be construed against any party hereto.

Section 4.13      Specific Performance. The Company recognizes that the rights of the Holders under this Agreement are unique, and, accordingly, the Holders shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of the Holders which may exist apart from this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the undersigned party has executed this Third Amended Investors’ Rights Agreement as of the date first above written.

COMPANY:	WORTHPOINT CORPORATION

By:
Name: William H. Seippel
Title: Chief Executive Officer

INVESTORS:
RKB Capital, L.P.

By:
Name: Peter D. Schleider		William H. Seippel
Title: General Partner

Bernard L. Daina		James G. Sturgill

Robert S. Colman Trust UDT 3/13/85

By:
Blair C. Fensterstock		Bob Colman
Trustee

Kilin To		William Stanfill

Red Rock Partners, LLC	Peninsula Master Fund LTD

By:	By:
William N. McAtee Title:		Name: Scott Bedford
Title: General Partner

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Griffen, LLC

By:
	Name:	Tom Lafleur		Benjamin H. Schleider
Title:

	Stuart Cureton, Jr.			Robert Martin

	Paul S. Mazziotti			Tracy A. Mazziotti

Millennium Trust Company, LLC Custodian FBO Account Owner William N. McAtee, IRAT #90U053015			Regions Morgan Keegan FBO Michael J. Wharton IRA

By:			By:
	Name:			Name:
	Title:			Title:

	Amy McAtee			Michael J. Wharton

Marjorie K. Lippy

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Sterling Trust Co. FBO	Sterling Trust Co. FBO
James Sturgill IRA	William Seippel IRA

By:	By:
Name:	Name:
Title:	Title:

Advanced Economic Research Systems, Inc.

By:
Name:	Howard Lau
Title:

FOUNDERS:

GEORGE MASON UNIVERSITY

By:
Name:	William H. Seippel
Title:

James W. Wolfe	Jonathan D. Kerness

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SCHEDULE A

Schedule of Investors

Series A Investors	Series B Investors
William H. Seippel	William H. Seippel	Griffen, LLC

RKB Capital, L.P.	RKB Capital, L.P.	Red Rock Partners, LLC

Bernard L. Daina	Peninsula Master Fund LTD	Regions Morgan Keegan FBO Michael J. Wharton IRA

James G. Sturgill	James G. Sturgill,	Michael J. Wharton

Blair C. Fensterstock	Blair C. Fensterstock	Millennium Trust Company FBO William N. McAtee IRA

Robert S. Coleman Trust UDT 3/13/85	Robert S. Coleman Trust UDT 3/13/85	Amy McAtee

Kilin To	Benjamin H. Schleider	Thomas Edward and Marjorie K. Lippy

William Stanfill	Stewart Cureton, Jr. c/o Gulfstar Group	Howard Lau

	Paul S. and Tracy A. Mazziotti, JTWROS	Sterling Trust Co. FBO James Sturgill IRA

	Robert Martin	Sterling Trust Co. FBO William Seippel IRA
Advanced Economic Research Systems, Inc.

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SCHEDULE B

Schedule of Founders

Founders

William H. Seippel 190 Ironwood Terrace Roswell GA 30075
George Mason University
James W. Wolfe
Jonathan D. Kerness

EXHIBIT A

Adoption Agreement

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Third Amended and Restated Investors’ Rights Agreement dated as of December ___, 2010 (the “Agreement”) by and among the Company and certain of its Stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.         Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), which shares are subject to the terms and conditions of the Agreement, including, but not limited to, the terms of the Market-Stand Off under Section 1.13 of the Agreement.

2.         Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, to the same extent and with the same rights and obligations as the person(s) from which such Stock is received and (ii) hereby agrees to become a party to the Agreement with the same force and effect as if Transferee were originally a party thereto.

3.         Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.         Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this ___ day of ___________, ____.

TRANSFEREE:

Title:
Address:
Fax:

Spouse: (if applicable):

Name:

Acknowledged and accepted on_______________________, _______.

WORTHPOINT CORPORATION

By:
Name:
Title:

2

EXHIBIT B

Indemnification Agreement